EXHIBIT 2
                                                                       ---------

                              CERTIFICATE OF MERGER

                                       OF

                          HEALTHWORLD ACQUISITION CORP.
                            (a Delaware Corporation)

                                      INTO

                             HEALTHWORLD CORPORATION
                            (a Delaware Corporation)

                    -----------------------------------------

                     Pursuant to Section 251 of the General
                    Corporation Law of the State of Delaware
                    -----------------------------------------


          HEALTHWORLD CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

          1. The names and states of incorporation of each of the constituent corporations are as follows: HEALTHWORLD CORPORATION is a corporation duly organized and existing under the laws of the State of Delaware. HEALTHWORLD ACQUISITION CORP. ("Merger Sub") is a corporation duly organized and existing under the laws of the State of Delaware. The Corporation shall be the surviving corporation in the merger.

          2. Section 251 of the General Corporation Law of the State of Delaware permits the merger of two corporations organized and existing under the laws of the State of Delaware.

          3. At a meeting of the Board of Directors of the Corporation held on November 8, 1999, the Board of Directors of the Corporation duly adopted resolutions approving the Agreement and Plan of Merger, dated as of November 9, 1999, as amended, by and among the Corporation, Cordiant Communications Group plc and Merger Sub (the "Agreement and Plan of Merger"), pursuant to which Merger Sub will be merged with and into the Corporation.

          4. At a meeting of the stockholders of the Corporation held on March 1, 2000, the stockholders of the Corporation approved the Agreement and Plan of Merger in accordance with the requirements of the General Corporation Law of the State of Delaware.

          5. By Unanimous Written Consent of the Board of Directors of Merger Sub, dated as of November 8, 1999, the Board of Directors of Merger Sub duly adopted resolutions approving the Agreement and Plan of Merger.

          6. By Unanimous Written Consent of the sole stockholder of Merger Sub, dated as of November 9, 1999, the sole stockholder of Merger Sub duly approved the Agreement and Plan of Merger.

          7. The Agreement and Plan of Merger was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

          8. The executed Agreement and Plan of Merger is on file at the Corporation's executive offices at 100 Avenue of the Americas, New York, New York 10010. On request and without cost, the Corporation will furnish a copy of the Agreement and Plan of Merger to any stockholder of the Corporation.

          9. The name of the surviving corporation shall be HEALTHWORLD CORPORATION. The certificate of incorporation of the surviving corporation is hereby amended in its entirety as follows:

          FIRST: The name of the Corporation is

          Healthworld Corporation

          SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent in the State of Delaware at such address is Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

          FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is 1000 shares of capital stock, all of which shall be designated Common Stock, $.01 par value per share.

          FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          SIXTH: The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation's stockholders.

          SEVENTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

          1. A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

          2. The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-Laws from time to time to give full effect hereto, notwithstanding possible self interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Executive Vice President and Secretary as of the 2nd day of March, 2000.



                                          HEALTHWORLD CORPORATION


                                          By: /s/ Stuart Diamond
                                             -----------------------------------
                                             Name:   Stuart Diamond
                                             Title: Executive Vice President and
                                                    Secretary